Exhibit 4.1

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of April 1, 2020, among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and Wilmington Trust, National Association, in its capacity as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S E T H

WHEREAS, the Issuers, the Subsidiary Guarantors, the Initial Purchasers and Wilmington Trust, National Association, in its capacity as the Collateral Agent and as the Trustee, entered into that certain indenture dated as of June 27, 2019 (as amended, modified or supplemented from time to time, the “Indenture”), providing for the issuance of $385,000,000 of 9.875% / 11.500% Senior Secured PIK Toggle Notes due 2024;

WHEREAS, the Issuers and the Required Noteholder Parties desire to amend the Indenture on the terms and conditions hereinafter set forth; and

WHEREAS, pursuant to Section 12.01(b) of the Indenture, the Issuers, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture with the consent of the Required Noteholder Parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree, for the equal and ratable benefit of the Holders, as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Amendments to Indenture. On and effective as of the date hereof, the Indenture shall be amended as follows:

(a)	SECTION 1.01 shall be amended by adding the following definition in the appropriate alphabetical order:

“Equity Commitment Letter” means that certain equity commitment letter by and between Axar Capital Management, L.P. and the C-Corporation dated as of April 1, 2020 relating to the commitment by Axar Capital Management L.P. to purchase Equity Interests in the C-Corporation in an aggregate amount up to $17,000,000 subject to the terms and conditions stated therein.

(b)	SECTION 3.02 shall be amended by: (i) replacing “4.00%” in clause (a)(ii) thereof with “5.00%”; and (ii) replacing “2.00%” in clause (a)(iii) thereof with “3.00%.”
(c)	The following sections shall be added to Article VII:

SECTION 7.21 Amendment of the Equity Commitment Letter. Not to amend or waive any provision of the Equity Commitment Letter in a manner adverse to the interests of the Noteholder Parties, as determined in good faith by a majority of the members of the Board of Directors of the C-Corporation who are “independent” within the meaning of the listing standards of the New York Stock Exchange, without the prior written consent of the Required Noteholder Parties.

SECTION 7.22 Rights Offering. Use its best efforts to effectuate the Rights Offering (as such term is defined in the Equity Commitment Letter) as promptly as practicable with an Expiration Time (as such term is defined in the Equity Commitment Letter) no later than July 24, 2020, subject to the terms and conditions set forth in the Equity Commitment Letter.

SECTION 7.23 Receipt of Certain Proceeds. Receive proceeds of the sale of Equity Interests in the C-Corporation of not less than $8.2 million on or prior to July 31, 2020.

(d)

SECTION 9.01 shall be amended by replacing “or 7.10 or in Article VIII,” in clause (d) thereof with “,7.10, 7.21, 7.22 or 7.23, or in Article VIII or if the Equity Commitment Letter is terminated for any reason or no reason by any of the parties thereto prior to the receipt of at least $8.2 million of proceeds from the sale of Equity Interests in the C-Corporation on or prior to July 31, 2020 in compliance with Section 7.23 hereof”.

(e)	Schedule 8.11(a) is hereby replaced with Schedule 8.11(a) attached hereto.
(f)	Schedule 8.11(d) is hereby replaced with Schedule 8.11(d) attached hereto

(3)Effectiveness; Operative Provisions. This Supplemental Indenture shall become effective and binding on the Issuers, the Guarantors, the Trustee, the Collateral Agent and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the date hereof (the “Effective Time”); provided, however, that the Amendments set forth in Section (2) hereof shall become operative (the “Operative Time”) only upon (i) the delivery of an opinion of counsel to the Issuers addressed to the Holders and the Trustee substantially in the form of Schedule A hereto; (ii) the receipt by the Issuers of proceeds from the sale of Equity Interests in the C-Corporation of not less than $8.8 million (it being understood and agreed that the receipt of proceeds pursuant to this clause (ii), plus the receipt of proceeds pursuant to Section 7.23 of the Indenture (as amended by this Supplemental Indenture), shall collectively constitute one of the two Specified Equity Contributions specified in Section 9.01(e) of the Indenture); (iii) on or within one Business Day after the Consent Fee Record Date (as defined below), payment by the Issuers to the Paying Agent (for further distribution to the Holders in accordance with paragraph 5 below) of (a) $3.5 million in cash (the “Cash Consent Fee”), and (b) $1.5 million paid-in-kind by increasing the principal amount of the Notes outstanding or by issuing PIK Notes (the “PIK Consent Fee,” and together with the Cash Consent Fee, the “Consent Fee”), it being understood and agreed that interest on the PIK Consent Fee shall accrue from March 30, 2020; and (iv) the receipt in cash by Davis Polk & Wardwell LLP, counsel to certain of the Required Noteholder Parties, and Shipman & Goodwin LLP, counsel to the Trustee and Collateral Agent, in payment

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in full of its fees and expenses incurred in connection with the negotiation and execution of this Supplemental Indenture and matters relating to the interpretation of the Indenture.  The Issuers will provide to the Trustee written notice (which may be by electronic mail) of the occurrence of the Operative Time.

(4)Record Date, etc. Notwithstanding anything contained herein or in the Indenture to the contrary, (a) the record date for the purpose of determining the Holders entitled to receive an applicable portion of the Consent Fee is hereby set at April 7, 2020 (the “Consent Fee Record Date”), and (b) from and after the date of payment of the PIK Consent Fee (in accordance with the applicable provisions hereof), the note(s) evidencing the same will be deemed under the Indenture to be a PIK Note and the payment of the PIK Consent Fee shall be deemed under the Indenture to be a PIK Payment.

(5)Consent Fee.  The Paying Agent will make payment of the Consent Fee to all Holders of the Notes as soon as practicable after receipt thereof pursuant to written instruction of the Issuers and subject, where applicable, to the procedures of the Depository.

(6)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(7)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(8)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9)The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representations or shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

(10)Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(11)Representations and Warranties by the Issuers. The Issuers hereby represent and warrant to the Trustee and the Collateral Agent that this Supplemental Indenture has been duly and validly executed and delivered by each of them and constitutes their respective legal, valid and binding obligations, enforceable against each of them in accordance with its terms and the terms of the Indenture.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, each of the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

STONEMOR PARTNERS L.P.

By:    /s/ Jeffrey DiGiovanni

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

CORNERSTONE FAMILY SERVICES OF

WEST VIRGINIA SUBSIDIARY, INC.

By:    /s/ Jeffrey DiGiovanni

Name: Jeffrey DiGiovanni

Title: Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

not in its individual capacity, but solely in its capacity as the Trustee and as the Collateral Agent

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title	Vice President

[Signature Page to Third Supplemental Indenture]

Schedule 8.11(a)

Consolidated Interest Coverage Ratio

Fiscal Quarter Ending	LTM Minimum Ratio, except where noted
December 31, 2019 (6 Month Test)	Minimum Operating Cash Flow Amount: $(20,000,000)
March 31, 2020 (9 Month Test)	Minimum Operating Cash Flow Amount: $(25,000,000)
June 30, 2020	Minimum Operating Cash Flow Amount: $(35,000,000)
September 30, 2020	Minimum Operating Cash Flow Amount: $(35,000,000)
December 31, 2020	0.00x
March 31, 2021	0.75x
June 30, 2021	1.10x
September 30, 2021	1.35x
December 31, 2021	1.45x
March 31, 2022	1.50x
June 30, 2022	1.50x
September 30, 2022	1.50x
December 31, 2022	1.50x
March 31, 2023	1.50x
June 30, 2023	1.50x
September 30, 2023	1.50x
December 31, 2023	1.50x
March 31, 2024	1.50x
June 30, 2024	1.50x

Schedule 8.11(d)
Asset Coverage Tests

Fiscal Quarter Ending	Minimum Ratio
September 30, 2019 (3 Month Test)	1.60x
December 31, 2019 (6 Month Test)	1.60x
March 31, 2020 (9 Month Test)	1.40x
June 30, 2020	1.40x
September 30, 2020	1.40x
December 31, 2020	1.40x
March 31, 2021	1.60x
June 30, 2021	1.60x
September 30, 2021	1.60x
December 31, 2021	1.60x
March 31, 2022	1.60x
June 30, 2022	1.60x
September 30, 2022	1.60x
December 31, 2022	1.60x
March 31, 2023	1.60x
June 30, 2023	1.60x
September 30, 2023	1.60x
December 31, 2023	1.60x
March 31, 2024	1.60x
June 30, 2024	1.60x

Schedule A

Form of Legal Opinion is attached.

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES TAIWAN BOSTON HOUSTON AUSTIN HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES	SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA

www.duanemorris.com

March [__], 2020

Wilmington Trust, National Association,

as Trustee and Collateral Agent

Global Capital Markets

246 Goose Lane, Suite 105

Guilford, CT 06437

Attn: StoneMor Notes Administrator

-and-

Holders of the Notes

Re:

Third Supplemental Indenture, dated as of March [__], 2020 (the “Third Supplemental Indenture”), among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc. and Wilmington Trust, National Association, in its capacity as Trustee (in such capacity, the “Trustee”) and as Collateral Agent (in such capacity, the “Collateral Agent”)

Ladies and Gentlemen:

We have acted as special counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”) and Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”; the Issuers may be referred to herein collectively as the “Note Parties,” and each, a “Note Party”) in connection with the execution and delivery of the Transaction Document (as defined below).  Capitalized terms used (but not otherwise defined) herein are used herein as defined in the Indenture.  This opinion letter is being rendered at the request of the Trustee and the Collateral Agent and the Required

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Noteholder Parties pursuant to (i) Sections 12.04, 15.02 and 15.03 of the Indenture and (ii) the Third Supplemental Indenture.

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.the Indenture, dated as of June 27, 2019, among the Issuers, the Subsidiary Guarantors (as defined therein), the Initial Purchasers (as defined in the Indenture) and Wilmington Trust, National Association, in its capacity as the Trustee and as the Collateral Agent (as amended from time to time, the “Indenture”);

2.the Third Supplemental Indenture;

3.the Certificate of Limited Partnership of the Partnership, as filed with/at the Delaware Secretary of State as of April 2, 2004;

4.the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008, as amended by that certain Amendment No 1. to the Second Amended and Restated Agreement of Limited Partnership, dated as of November 3, 2017;

5.a certificate of an officer, member or manager, as the case may be, of the Note Parties delivered to the Trustee and the Collateral Agent pursuant to Sections 12.04, 15.02 and 15.03 of the Indenture (the “Officer’s Certificate”); and

6.for the Partnership, a certificate of good standing dated as of March 23, 2020, and obtained from the Secretary of State of the State of Delaware (the “Good Standing Certificate”).

The document referenced above in Item 2 above is referred to herein as the “Transaction Document;” the documents listed in Items 3 and 4 above are sometimes referred to herein as the “Organizational Documents.” The documents referenced above in Items 1 through 6 above are referred to herein as the “Examined Documents.”

We have also examined such other certificates of public officials, such other certificates of officers, the general partner, members, or managers, as the case may be, of the Note Parties and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects, and we have no reason to believe that the same are not true, complete and accurate in all

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material respects.  Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of facts, searched the books or records of the Note Parties, searched any internal files, court files, public records, or other information, collected or examined or reviewed any communications, instruments, agreements, documents, financial statements or tax filings, minutes, records or liens.  We have assumed that representations and warranties in the Transaction Document or other documents from public officials dated prior to the date hereof, are complete and accurate as of the date hereof. We have also assumed: (i) the valid existence of all parties to the Transaction Document (other than the Partnership); (ii) that all parties to the Transaction Document have the requisite corporate/entity power and authority to enter into and perform the Transaction Document (other than the Partnership); (iii) the due authorization, execution and delivery of the Transaction Document by all parties thereto (other than the Partnership); (iv) that the Transaction Document constitutes the legal, valid and binding obligation of each party thereto (other than the Note Parties party thereto), enforceable against such parties (other than the Note Parties party thereto) in accordance with its terms; and (v) the consents of Holders comprising the Required Noteholder Parties to the Transaction Document and the transactions contemplated thereby shall have been obtained.

With respect to all documents examined by us, in such examination, we have assumed:  (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents; (v) that all records and other information made available to us by the Note Parties on which we have relied are complete in all material respects, and we have no reason to believe that the same are not true, complete and accurate in all material respects; (vi) that there are no fees, charges, benefits or other compensation that has been or will be paid, directly or indirectly to the Trustee or the Collateral Agent or for the Trustee’s or the Collateral Agent’s benefit, except as specified in the Transaction Document; (vii) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence by the parties; (viii) that the conduct of the parties has complied with the requirements of good faith, fair dealing and conscionability; (ix) that the Trustee and the Collateral Agent have acted in good faith and without notice of any defense against the enforcement of any right created by the Transaction Document; and (x) in cases in which unexecuted drafts of documents were submitted to us, that such documents as executed will not differ from such drafts in any respect relevant to this opinion letter.  As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Transaction Document and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

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March [__], 2020

As used herein with respect to any opinion or statement, the phrase “to our knowledge,” “known to us” or “of which we are aware,” or any other phrase of similar meaning, limits the opinion or statement it qualifies to the current conscious awareness by lawyers in the Primary Lawyer Group (as defined below) of factual matters or other information such lawyers recognize as being relevant to the opinion or statement so qualified.  “Primary Lawyer Group” means any lawyer in this firm who (i) signs this opinion letter on behalf of the firm or (ii) actively renders legal services in connection with negotiating or documenting the transactions contemplated by the Transaction Document (the “Transactions”).  In connection with delivering this opinion letter, the lawyers in the Primary Lawyer Group, with your consent, have not made any inquiry of other lawyers practicing law with this firm or any review of files maintained by this firm. We note that we do not represent the Note Parties in connection with the Transactions except as special counsel.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.The Partnership is a limited partnership validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.The Partnership has all requisite limited partnership power and authority to execute and deliver the Transaction Document to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Partnership of the Transaction Document to which it is a party and the performance by the Partnership of its obligations thereunder has been duly authorized by all necessary limited partnership action.  The Partnership has duly and validly executed and delivered the Transaction Document to which it is a party.  The Transaction Document is authorized or permitted by the Indenture and constitutes the legal, valid and binding obligation of each Note Party party thereto, enforceable against each Note Party in accordance with its terms, except that: (a) the foregoing may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (b) the foregoing is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (c) rights under the Transaction Document may be limited by federal and state securities laws and public policy.

3.The execution and delivery by the Partnership of the Transaction Document and the performance by the Partnership of its obligations thereunder will not violate any existing terms of its Organizational Documents.

4.The execution and delivery by each Note Party of the Transaction Document and the performance by each Note Party of its obligations thereunder will not (a) violate any material Applicable Law (as hereinafter defined) applicable to each such Note Party, or (b) to our knowledge, violate any judgment, injunction, order or ruling of any court or governmental authority binding on each such Note Party.

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5.No consent, approval or authorization by, or filing (other than as contemplated by the Transaction Document) with, any governmental authority is required to be obtained or made under any Applicable Law in connection with any Note Party’s execution and delivery of the Transaction Document to which it is a party, the consummation by each Note Party of the Transactions or the performance by each Note Party of their respective obligations thereunder, other than to the extent set forth or contemplated in the Transaction Document.

6.The conditions precedent set forth in the Indenture relating to the execution and delivery of the Transaction Document have been complied with.  In rendering this opinion, we hereby advise you that: (a) we have read each covenant or condition provided for in the Indenture relating to the execution and delivery of the Transaction Document, including without limitation Sections 1.01, 2.13, 3.02, 9.01, 12.01, 12.04, 15.02 and 15.03 and Article VII of the Indenture and the definitions related thereto, (b) we have examined the Examined Documents referred to above, and (c) it is our opinion that we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not the conditions precedent provided for in the Indenture relating to the execution and delivery of the Transaction Document have been complied with.

The foregoing opinions are subject to the following qualifications:

(i)In delivering our opinions in opinion paragraph 1 herein regarding the valid existence and good standing of the Partnership, we have relied solely upon the Good Standing Certificate, and such opinions are limited to the date and meanings ascribed to the Good Standing Certificate by the respective public official that issued such Good Standing Certificate and by Applicable Law, and we have assumed that such Good Standing Certificate remains complete and accurate as of the date hereof.

(ii)Our opinions in opinion paragraph 2 hereof are subject to the qualifications that certain remedial provisions of the Transaction Document are or may be unenforceable in whole or in part under the Applicable Law, but the inclusion of such provisions does not affect the validity of the Transaction Document, and the Transaction Document contains adequate provisions for the practical realization of the rights and benefits afforded thereby.

(iii)We have assumed that the Note Parties received adequate consideration for undertaking their liabilities and obligations under the Transaction Document.  Our opinions as to the validity, binding effect or enforceability of the Transaction Document or to the availability of injunctive relief and other equitable remedies is subject to the effect of rules of law that may render guarantees and agreements in the nature of guarantees unenforceable under circumstances where the Trustee’s or the Collateral Agent’s actions, failures to act or waivers, amendments or replacements of the Transaction Document (A) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the primary obligor which is substantially and materially

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different from that presently contemplated by the Transaction Document, or (B) impair the recourse of any Note Party against the primary obligor.

(iv)In delivering the opinions set forth in opinion paragraph 2 hereof, we express no opinion with respect to any provision of the Transaction Document relating to:

(A)or purporting to indemnify, release, exculpate, hold harmless or exempt any person or entity from liability for gross negligence, willful misconduct, intentional harm, criminal violations or other wrongdoing or strict product liability or for any liabilities arising under securities laws; or the ability of any person to recover incidental or consequential damages;

(B)the ability of any person to obtain specific performance, injunctive relief, rescission or any similar remedy in any proceeding; and we also express no opinion as to forfeitures or liquidated damages, and any other remedies to the extent such remedies are deemed to constitute penalties;

(C)the establishment or waiver of measures of damages or methods of proof;

(D)late charges or other amounts deemed to be penalties;

(E)interest on interest;

(F)any right to the appointment of a receiver;

(G)any right to obtain possession of any property or to exercise self-help remedies or other remedies without judicial process;

(H)any waiver or limitation concerning mitigation of damages;

(I)confession of judgment;

(J)any waiver of any course of dealing or delay in action by any party or of any rights arising from any such course of dealing or delay;

(K)any waiver of a right to interpose a defense, counterclaim or setoff or to recover special or consequential damages;

(L)any waiver of the right to a trial by jury;

(M)mandatory arbitration or mediation;

(N)any waiver of the right to attack or appeal a judgment;

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(O)the consent to or establishment of jurisdiction or venue or service of process. In connection with the provisions of the Transaction Document which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that, under Section 510 of the New York Civil Practice Law and Rules, a New York state court may have discretion to transfer the place of trial and a United States District Court has discretion to transfer an action to another United States District Court pursuant to 28 U.S.C. §1404(a) and to dismiss a cause of action on the grounds of forum non conveniens, and can exercise such discretion sua sponte;

(P)any waiver of the right to raise a claim of an inconvenient forum with respect to any judicial proceedings;

(Q)the consent to, or any waiver of the right to receive, service of process, the establishment of a method or appointment of an agent for service of process, or any waiver of the right to require such service be made in the manner provided by applicable law;

(R)the appointment of any person as attorney-in-fact;

(S)any savings provision;

(T)the characterization of any agreement for tax or accounting purposes;

(U)any right of setoff;

(V)any statute of limitations;

(W)any requirement that a waiver or amendment must be in writing; or

(X)any non-natural person not organized under the laws of the United States of America or one of the fifty states or the District of Columbia of the United States of America.

(v)In delivering the opinion set forth in opinion paragraphs 2, 3 or 4 hereof, we express no opinion regarding the requirement of any action or filing by or on behalf of any of the Note Parties in connection with the ordinary course of conduct of its business or ownership or operation of its assets.

(vi)In delivering the opinion set forth in paragraph 4 hereof, we relied exclusively on the Officer’s Certificate.

(vii)In rendering our opinion set forth in opinion paragraph 2 hereof as it pertains to the enforceability of any provision in the Transaction Document pursuant to which the parties thereto agree that the laws of the State of New York shall govern the Transaction Document, we have relied on Section 5-1401 of the New York General Obligations Law, which states in pertinent part that, “The parties to any contract, agreement or undertaking, contingent or otherwise, in

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consideration of, or relating to any obligation arising out of a transaction covering in the aggregate not less than two hundred fifty thousand dollars, . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.”  We note that one United States federal district court sitting in New York, in upholding the application of Section 5-1401 of the General Obligations Law in a case in which it found sufficient connections to New York State, suggested that the enforcement of the election of the parties to a contract to apply New York law might present a constitutional issue if New York State had no connection to either the parties or the transaction and if applying New York law would violate an important public policy of a more interested state.  Lehman Bros. Commercial Corp. and Lehman Bros. Special Fin. Inc. v. Minmetals Int’l Non-Ferrous Metals Trading Co. et al., 179 F.Supp.2d 118 (S.D.N.Y. Nov. 13, 2000) (the “Minmetal Opinion”).  The Minmetal Opinion did not address, and we have not found any judicial interpretation of, what constitutes “no connection” for purposes of Section 5-1401 of the New York General Obligations Law, and we do not express any opinion as to the extent of the connections of the parties to the Transaction Document or the Transactions to New York State.  Further, we call to your attention that the Minmetal Opinion stated that, even if a contract were governed by New York law and could have been legally performed in New York, it is not enforceable under New York law if it is illegal in its place of performance and the parties entered into the contract knowing that it was illegal in its place of performance or were deliberately ignorant of such illegality; accordingly, we have assumed that the parties did not enter into the Transaction Document with knowledge or deliberate ignorance of the illegality of such document in its place of performance.

(viii)Although this opinion letter is given as of the date hereof, we caution you that a court could refuse to permit a party to accelerate the maturity of the Notes or the obligations under the Indenture, foreclose such party’s security interest, or enforce such party’s remedies under the Transaction Document by reason of (A) a waiver by such party or another holder, (B) unconscionable conduct by such party or another holder, (C) the exercise of remedies by such party or another holder after a default without providing adequate notice to the defaulting party of the default and a reasonable opportunity to cure the default, (D) the court’s determination that the party against which the acceleration, foreclosure, or remedy is sought is entitled to exercise remedies, (E) the court’s determination that a remedy is a penalty or is unconscionable, (F) defenses arising from such party’s or another holder’s failure to act in accordance with the terms and conditions of the Transaction Document, (G) defenses arising as a consequence of the passage of time (e.g., laches or statutes of limitation) or (H) defenses arising as a result of such party’s or another holder’s failure to act in a commercially reasonable manner or in good faith.

(ix)The provisions regarding the remedies available to the Trustee and the Collateral Agent upon default as set forth in the Transaction Document may be subject to certain procedural requirements of law that are not expressly stated in the Transaction Document.

(x)Enforcement of the Transaction Document may be subject to the terms of instruments, contracts or other agreements which are included in the Collateral (as defined in the

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Indenture), the rights of the other parties thereto and any claims or defenses of such other parties against any Note Party arising under or outside such agreements.

(xi)We have assumed that each of the parties to the Transaction Document will seek to enforce its rights thereunder in good faith and in a commercially reasonable manner.

(xii)Although the Transaction Document may provide for obligations of one or more of the Note Parties denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars or as to any rate of exchange that might be applied.

(xiii)We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(xiv)Our opinions are subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights and remedies.

(xv)We have assumed the payment of all required documentary stamp taxes, intangible taxes and other taxes and fees, if any, imposed upon the execution, filing or recording of documents.

(xvi)We express no opinion with respect to the effect of the laws of any jurisdiction (other than the State of New York) that limit the rate of interest that may be charged or collected.

(xvii)We have assumed that your counsel has not given you any advice that is contrary to any opinion rendered herein and that neither you nor your counsel has any actual knowledge that causes you to reasonably believe that any of the opinions expressed herein are incorrect.  If, to your actual knowledge, circumstances are such that our reliance on the assumptions in this paragraph is inappropriate, and you have not informed us thereof in writing prior to our delivery to you of this opinion, any of our opinions included herein that specifically relate to or are affected by such circumstances shall be deemed not to have been so included herein.

The opinions expressed herein are limited to (i) the federal laws of the United States, (ii) the Delaware Revised Uniform Limited Partnership Act, and (iii) those laws of the States of Delaware and New York (excluding securities and blue sky laws), in each case which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Document (collectively, the “Applicable Laws”).  The term “Applicable Laws” does not include, and we express no opinion with regard to (a) any state or federal laws, rules or regulations relating to:  (i) pollution or protection of the environment; (ii) zoning, land use, building or construction; (iii) occupational, safety and health or other similar matters; (iv) labor and employee rights and benefits, including, without limitation, The Employee Retirement Income Security Act of 1974, as amended; (v) the regulation of energy or utilities; (vi) antitrust and trade regulation; (vii) tax; (viii)

Duane Morris llp
1540 BROADWAY NEW YORK, NY 10036-4086PHONE: +1 212 692 1000 FAX: +1 212 692 1020

March [__], 2020

securities and antifraud; (ix) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (x) copyrights, patents and trademarks; (xi) communication, telecommunication or similar matters; (xii) the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder, or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto; (xiii) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; and (xiv) Cemetery Laws or (b) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.  No opinion is expressed as to the effect on the matters covered by this opinion letter of the laws of (i) the United States of America other than the Applicable Laws, or (ii) any jurisdiction other than the United States of America, whether in any such case applicable directly or through the Applicable Laws, other than the Applicable Laws.  We have not been called upon to, and accordingly do not, express any opinion as to the various State or Federal laws regulating banks or the conduct of their business (except Regulation U) that may relate to the Transaction Document or the Transactions.

In rendering the opinions set forth in opinion paragraphs 3 and 4 above, we have not made any examination of any accounting or financial matters relating to the covenants contained in certain documents to which any Note Party may be subject, and we express no opinion with respect thereto.

The opinions expressed herein are rendered only as of the date hereof and are based on existing law, which is subject to change.  Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.  We note in particular that the Dodd Frank Wall Street Reform and Consumer Protection Act, Pub. Law 111 203 (2010), as amended, includes many provisions that are to be interpreted, developed or implemented through regulations in the future.  We have not considered and express no opinion with respect to the provisions of such law or similar laws, except where the applicable final regulations have been promulgated and are in effect.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for the benefit of the Holders of the Notes, the Trustee, the Collateral Agent and their permitted successors and/or assignees in connection with the Transactions and the execution and delivery of the Transaction Document. Those opinions may not be used or relied upon by any other person, nor may this opinion letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.  We have no obligation to revise or reissue this opinion letter with respect to any change in law or any event, fact, circumstance or transaction

Duane Morris llp
1540 BROADWAY NEW YORK, NY 10036-4086PHONE: +1 212 692 1000 FAX: +1 212 692 1020

March [__], 2020

which occurs after the date hereof.  Additionally, a copy of this letter may be provided for the purposes of information only to (i) the affiliates and professional advisers, auditors, insurers and regulators of the Trustee, Collateral Agent and the Initial Purchasers and of any actual or potential assignee of the Trustee, Collateral Agent or the Initial Purchasers; (ii) any Person in connection with potentially becoming a Noteholder Party or a successor of the Trustee or the Collateral Agent under the Indenture; and (iii) any Person to whom disclosure is required by law, court order or the mandatory rules or regulations of any competent supervisory or regulatory authority or where required in connection with any judicial proceedings relating to the Transaction Document.

Very truly yours,

Duane Morris llp
1540 BROADWAY NEW YORK, NY 10036-4086PHONE: +1 212 692 1000 FAX: +1 212 692 1020